FORWARD INDUSTRIES NAMES LOUIS LIPSCHITZ, FORMER CFO OF TOYS "R" US, TO ITS BOARD OF DIRECTORS

Pompano Beach, FL, June 20, 2005 - Forward Industries, Inc. (NASDAQ:FORD), designer and distributor of custom carrying case solutions, today announced that Louis Lipschitz, CPA, has joined the Company's Board of Directors, increasing the number of directors on the Board to six members, four of whom are non-employee, independent directors.  Mr. Lipschitz will serve on the Audit, Compensation and Nominating committees of Forward.

Mr. Lipschitz brings a broad range of financial, managerial and advisory experience.  From 1993 - until his retirement in 2004, he was CFO of Toys "R" Us, also serving as Executive Vice President from 1996 -  2004.  He joined Toys "R" Us in 1986 as Vice President and Treasurer.  While at Toys "R" Us, he was responsible for all financial activities at the company, which included developing uniform systems for financial recording, reporting, budgeting, planning and analysis.  Mr. Lipschitz also played an integral role in more than 20 domestic and foreign financings, with a total value of over $4 billion, two highly successful acquisitions, and the partial IPO of the company's Japanese subsidiary.  In addition, he chaired the Sarbanes-Oxley Section 404 committee and led the Company's communications with the financial community.  Mr. Lipschitz also served as a member of Toys "R" Us' Management Executive Committee.  Prior to Toys "R" Us, he spent four years as Senior Vice President and CFO of Lerner Stores.  Mr. Lipschitz began his career as an accountant with S.D. Leidesdorf & Co, which subsequently merged with Ernst & Young.  He currently serves as the Lead Director, the Audit Committee Chair and is a member of the Compensation Committee of Majesco Entertainment Company.  Mr. Lipschitz is also a member of Financial Executives International, The CFO Executive Board, The American Institute of Certified Public Accountants, and The New York State Society of Certified Public Accountants.  He has a B.S. in Accounting from Hunter College.

Jerome E. Ball, Chairman and Chief Executive Officer of Forward, commented: "We are extremely pleased to welcome Lou to the Board.  We believe that his extensive financial experience makes him an excellent choice as a Board member.  We are confident that he will make important contributions during this stage of the Company's development, and we look forward to benefiting from his counsel."

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Lauren Barbera
(954) 419-9544		(212) 836-9610
lbarbera@equityny.com
www.theequitygroup.com

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